EXHIBIT 10(w)


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                           MASTER PRODUCTION AGREEMENT



     This Master Production Agreement (this "Agreement") is made as of this 19th day of June, 2000, between Bio Science Contract Production Corp., a Maryland corporation ("BSCP"), and Cel-Sci Corporation, 8229 Boone Boulevard, Suite 802, Vienna, Virginia, a Colorado corporation ("Client").


                                    RECITALS

     A. BSCP operates a multi-client production facility, operated in accordance with the U.S. Food and Drug Administration's (the "FDA") current Good Manufacturing Practices, located at 5901 East Lombard Street, Baltimore, Maryland 21224 (the "Facility").

     B. From time to time, Client desires to produce, one or more Products (as hereinafter defined) at the Facility. Each Product shall be described in a separate Schedule A-( ) (each Product produced pursuant to this Agreement and the Schedules hereto shall be separately sequentially numbered and identified, beginning with "1", and the blank spaces set forth within the parenthesis to each Schedule shall contain such number, for example, the Schedules for the first Product shall be Schedule A-(1), Schedule B-(1), etc.). Each Product shall be produced in accordance with the terms and subject to the conditions hereinafter set forth and contained in the Schedules hereto.
      C. Client holds the requisite proprietary rights to each Product to enable each Production to be produced pursuant to this Agreement.



     D. Client shall produce each Product pursuant to the Production Record for each Product and to the BSCP and Client Operating Documents. Based on the information provided to BSCP pursuant to Paragraph 1 below, BSCP shall prepare, and Client shall approve, the Production Record for each Product in accordance with the terms of this Agreement.


     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, BSCP and Client, intending to be legally bound, hereby agree as follows:









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                                   Definitions

The following capitalized terms used in this Agreement shall have the following meanings:

         "BSCP Parties" means BSCP, its employees, agents and affiliates.

         "Commencement Date" with respect to each Product will be set forth on Schedule B-(__) attached hereto, relating to that Product.

         "Termination Date" for each Product will be set forth on Schedule B-(__) attached hereto, relating to that Product.

         "Materials" shall mean all raw materials to be used to produce the Product.

         "Product" shall mean each bulk substance that BSCP has agreed to produce pursuant to the Production Record relating thereto.


         "Production Area" shall mean that portion of the Facility designated for the production of the Product.

         "Production Record" shall mean the Client-specific records required to produce each Product in the Facility including both the Master Production Record and/or the Batch Production Records as defined in 21 CFR 211.186 & 21 CFR 211.188.


         "Production Term" shall mean, for each Product, that period commencing on the Commencement Date and terminating on the Termination Date.

         "BSCP Operating Documents " shall mean the standard operating procedures, standard manufacturing procedures, specifications, protocols, validation documentation, and supporting documentation, such as environmental monitoring, for operation and maintenance of the Facility and BSCP equipment.

         "Client Operating Documents " shall mean the standard operating procedures, standard manufacturing procedures, specifications and validation documentation specific to the Client's Product and Client equipment.


         "Campaign" shall mean that period of time where the Product is actively being produced in the Production Area.




                           [Intentionally left blank]



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     1. Production Record. The Production Record shall be prepared by the Client in conformance with BSCP's policies and practices. Upon written notification to BSCP that the Production Record is satisfactory, the Production Record shall be deemed approved and accepted by Client. BSCP will authorize the Production
Record and photocopy it for use in Client's production campaigns.

     2. Personnel, Equipment and Utilities. In connection with the production of each Product hereunder in the Production Area, BSCP shall supply personnel, production equipment, and utilities. Client shall be responsible for providing to BSCP, in a timely manner, all personnel, production equipment, and utilities, other than those to be supplied by BSCP, required to produce each Product pursuant to its Production Record (unless BSCP otherwise agrees in writing, to provide such items). Any Client-provided items with respect to the production of a Product are as set forth in Schedule C-( ) attached hereto.

     3. Production Term. The Production Term is set forth in Schedule B-( ) attached hereto relating to that Product. The term of this Agreement shall continue in full force and effect for a period ending on the later of 10 years from the date hereof or the Termination Date of the final Product to be produced hereunder.

     4. Compensation. Compensation for production of each Product under this Agreement shall be payable by Client to BSCP as follows:

         (a)  Monthly Fee.

              (i) For each Product, Client shall pay to BSCP a monthly fee (the "Monthly Fee") as set forth in Schedule B-( ) attached hereto. The Monthly Fee shall be due and payable in advance of the Commencement Date and on the same calendar date of each subsequent month during the Production Term (if the Production Term includes a period of time which is less than a full month, the Monthly Fee for the days in the partial month shall equal the number of days in that partial month multiplied by the daily rate, which is the Monthly Fee divided by 30).

              (ii) Materials and consumables are not included in the Monthly Fee, but shall be paid for by Client at BSCP's cost for such materials and consumables upon receipt of the invoice sent by BSCP to Client each month.

              (iii) Out-sourced services (e.g. testing or cell banking) to external laboratories is not included in the Monthly Fee but shall be paid for by Client at BSCP's cost for such services upon receipt of the invoice sent by BSCP to Client. Client shall pay BSCP costs (time and travel expenses) for BSCP audits for such external laboratories if required.

         (b) Other Charges. As required to produce the Product, BSCP may provide additional personnel, consultants, materials, production equipment and utilities to Client (collectively the "Other Production Requirements"). Client shall pay BSCP for the provision of the Other Production Requirements as agreed upon in advance by BSCP and Client, as set forth in Schedule D-( ) attached hereto. Client shall pay for such Other Production Requirements upon receipt of the invoice sent by BSCP to Client, except if such charges are anticipated to exceed

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$25,000, then Client shall pay such charges in advance. Client shall provide, in
Schedule D-( ) attached hereto, a list of all hazardous wastes or substances, and the anticipated quantities, that will be used in the production process for each Product. BSCP shall notify Client of those hazardous wastes or substances that cannot be disposed of through BSCP's waste disposal system in the quantities that Client proposes will be produced in connection with the production of each Product. Client agrees to pay for the disposal by BSCP of such materials that cannot be disposed of by BSCP in accordance with the rates set forth on Schedule D-( ) attached hereto. To the extent that any incorrect information provided by Client on Schedule D-( ) attached hereto results in increased costs to BSCP to dispose of hazardous wastes or substances, Client shall pay those incremental costs. The waste disposal charges shall be paid upon receipt of the invoice sent by BSCP to Client.

         (c) Taxes. Client agrees to pay for any sales and use taxes or other (the "Taxes") resulting from BSCP's production of each Product hereunder (except for income or personal property taxes payable by BSCP). To the extent not paid by Client, Client shall indemnify and hold harmless the BSCP Parties from and against any and all penalties, fees, expenses and costs, whatsoever, in connection with the failure by Client to pay the Taxes. BSCP shall not collect any sales and use taxes from Client in connection with the production of any Product hereunder if Client obtains an exemption therefrom. In furtherance of the foregoing, BSCP shall not collect sales and use taxes from Client in connection with the production of any Product hereunder if (i)(A) Client provides a certificate to BSCP in which it states that such Product will be used or consumed outside of the State of Maryland and (B) Product is either shipped directly outside the State of Maryland or stored in Maryland pending shipment to another State or (ii) Client provides a certificate to BSCP in which it states that such Product is for resale.


         (d) Late Charge; Interest. Any fee, charge or other payment due to BSCP by Client hereunder (including, without limitation, pursuant to a Schedule attached hereto) that is not paid within 30 days after it is due shall accrue interest, from the date when the same was due and payable, at the rate of eighteen percent (18%) per annum, payable on demand. If unpaid for more than 60 days, BSCP may terminate this Agreement, in which event, Client shall immediately vacate the Production Area and simultaneously pay to BSCP the unpaid balance of the Monthly Fees for each Product that are payable during the remainder of the Production Term for each Product, and any other Obligations (as defined in subparagraph (h) below) relating to each Product, all of which shall become immediately due and payable.


         (e) Payments. All payments to BSCP hereunder by Client shall be by check, wire transfer, money order, or other method of payment approved in writing by BSCP.


         (f) Security Deposit. Client shall, simultaneously with the execution and delivery of the applicable Schedules attached hereto relating to the production of each Product, remit to BSCP a security deposit (each, a "Security Deposit") in an amount equal to $125,000 for each Product; provided, however, that if Client shall have already remitted to BSCP a reservation deposit with respect to a Product pursuant to the terms of a reservation deposit agreement with BSCP, then the amount of said reservation deposit (the "Reservation Deposit") shall be withdrawn by BSCP and credited toward the Security Deposit payable with respect to a Product (Client shall be responsible for remitting any deficiency between the amount of the Reservation Deposit and the Security

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Deposit required hereunder). Each Security Deposit shall be returned to Client within 60 days after the termination of each Production Term relating to each Product if Client has paid all fees, charges, or other payments due in connection with the production of each Product, including charges for lost, destroyed, stolen or damaged property of BSCP (all such fees, charges, or other payments being called "Obligations"). If any Obligations with respect to a Product remain outstanding after the expiration of such 60-day period, then BSCP shall be entitled to apply the Security Deposit against the payment of such Obligations, and the amount of the Security Deposit remaining, if any, after the application of such payments shall be returned to Client. Client shall remain liable to BSCP for any deficiencies remaining after the application of the Security Deposit against the Obligations.

         (g) Damage to Equipment. Client shall be responsible for the reasonable cost of repairing or replacing (to the extent that BSCP determines, in its reasonable judgment that repairs cannot be adequately effected) any BSCP equipment damaged or destroyed by Client Personnel, as defined in Paragraph 5(b) hereof (ordinary wear and tear excepted).


     5. The Production Process.


         (a) The Production Record. Client and BSCP shall adhere to the Production Record in producing each Product, except to the extent that such Production Record conflicts with applicable law, in which event, Client shall comply with applicable law. Client will maintain accurate records for the production of each Product. Client shall own the Production Record and shall make copies available to BSCP. BSCP will own all BSCP Operating Documents, and shall make copies thereof available to Client upon Client's request and at Client's expense. BSCP Operating Documents shall remain BSCP Confidential Information. Client Operating Documents shall remain Client Confidential Information.


         (b) Client Personnel. Client's employees and agents (including its independent contractors) (collectively, "Client Personnel") may participate in the production of each Product in those capacities approved in writing in advance by BSCP. Client Personnel working at the Facility shall be and remain employees of Client, which shall be solely responsible for (i) the payment of their compensation (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers' compensation insurance, health insurance, and other similar statutory and fringe benefits) and (ii) the payment of any and all expenses, costs, claims and losses (including, but not limited to attorneys' fees and related expenses) in connection with injuries suffered by Client Personnel while at the Facility or elsewhere (such expenses, costs, claims, losses, attorneys' fees and related expenses being hereinafter collectively called, "Injury Expenses"). Client covenants and agrees, with respect to Client Personnel working at the Facility, to maintain workers' compensation benefits and employers' liability insurance as required by applicable Federal and Maryland laws.

         (c) BSCP Personnel. Client agrees not to actively recruit for employment (or for use as an independent contractor) BSCP employees.



         (d) No Product Development; No Representations or Warranties as to Safety of Product; Products Liability Insurance. Client acknowledges that neither BSCP nor BSCP personnel will engage in any Product development (other

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than the production of each Product pursuant to the Production Record). BSCP makes no representation or warranty regarding each Product's safety or effectiveness or otherwise. Client acknowledges and agrees that neither BSCP nor its personnel have participated in the invention or testing of any Product, or have evaluated its safety or suitability for use in humans or others. Other than quality control testing of each Product by BSCP as required by the Production Record, BSCP shall not be in any way responsible for Product testing. Client shall maintain, at all times during the term of this Agreement and for three years thereafter, a products liability insurance policy (the "Insurance Policy") with limits of not less than $5,000,000, and shall provide a Certificate of Insurance to BSCP that the Insurance Policy has been endorsed to designate BSCP as an additional named insured. Client shall maintain the Insurance Policy with an insurance company that is licensed to do business in the State of Maryland and that is reasonably acceptable to BSCP (BSCP agreeing that an insurance company with a policyholders' rating of at least A and a financial rating of at least XII is acceptable). The Insurance Policy shall contain a provision requiring at least 30 days prior written notice to BSCP before it can be terminated.


         (e) Delivery of Each Product; Other Shipping Charges. Upon completion of the Production Term for a Product (or sooner upon Client's instructions), BSCP shall ship (i) the Product, and (ii) Client Supplied Equipment, samples, or any other client owned items (together with the Product being shipped, the "Shipped Items"). All such shipments shall be in accordance with Client's packing and shipping instructions and procedures supplied by Client as part of the Production Record or, with respect to the items referenced in subparagraph
(ii) above, as provided by Client to BSCP, and shall be by common carrier unless otherwise specified by Client. Delivery shall be F.O.B. Shipping Point (the Facility). Client shall provide its preferred carrier's account number and shall pay for all shipping costs in connection with the delivery of each Shipped Item. BSCP's responsibility, except as set forth herein, ceases and Client's risk of loss arises, upon BSCP's delivery of each Shipped Item to the common carrier.

         (f) BSCP Liability for Destroyed or Damaged Client Production Equipment and Materials; Dispute.

              (i)(A) If during a Product production process, Production Equipment supplied by Client ("Client Production Equipment") is destroyed or damaged by BSCP Personnel and such damage or destruction resulted from BSCP's failure to execute such Product production process in conformity with the Production Record, then, except as provided in subparagraph (i)(B) below, BSCP shall be responsible for repairing or replacing the destroyed or damaged Client Production Equipment or, at BSCP's sole option, paying to Client the replacement value of the damaged or destroyed Client Production Equipment at the time of its damage or destruction. In no other event shall BSCP be liable to Client for damaged or destroyed Client Production Equipment.

              (i)(B) Notwithstanding anything to the contrary set forth in subparagraph (i)(A) above, if Client Production Equipment is destroyed or damaged by BSCP Personnel while BSCP Personnel were acting at the direction of Client Personnel, then BSCP shall not be liable to Client for damage or destruction occurring to Client Production Equipment.


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              (ii)(A) If during a Product production process, but prior to the delivery of such Product to Client in accordance with the terms of this Agreement, Materials are destroyed or damaged by BSCP Personnel, and such damage or destruction resulted from BSCP's failure to execute a Product production process in conformity with the Production Record, or failure to follow written Client instructions as permitted by the Production Record, then, except as provided in subparagraph (ii)(B) below, BSCP shall provide Client with additional Product production time, without charging Client a Monthly Fee, equal to the actual time lost because of the destruction or damage of the Materials.

              (ii)(B) Notwithstanding anything to the contrary set forth in subparagraph (ii)(A) above, if during a Product production process, but prior to the delivery of such Product to Client in accordance with the terms of this Agreement, Materials are destroyed or damaged by BSCP Personnel while BSCP Personnel were acting at the direction of Client Personnel or according to written Client instructions as permitted by the Production Record, then BSCP shall have no liability to Client as the result of such destruction or damage.


              (iii)BSCP and Client expeditiously shall attempt to resolve any dispute regarding the liability of the parties under subparagraphs (i) and (ii) above, as applicable, but if such dispute cannot be settled within 30 days after the occurrence of the applicable damage or destruction, then the dispute shall be submitted to an arbitrator located in Baltimore, Maryland, with the requisite scientific background and training (the "Paragraph 5(f) Arbitrator"), selected jointly by BSCP and Client. The Paragraph 5(f) Arbitrator, employing the Commercial Arbitration Rules of the American Arbitration Association, shall determine the cause of such failure, and the Paragraph 5(f) Arbitrator's findings shall be final. The costs and expenses of the Paragraph 5(f) Arbitrator shall be borne by the party which does not prevail in the arbitration proceeding.

              (iv)Client agrees that its sole remedy with respect to damaged or destroyed Materials and Production Equipment is as set forth in this Paragraph 5(f), and in furtherance thereof, Client hereby waives all other remedies at law or in equity regarding the foregoing.


         (g) Retention of Product Samples and Standards. Upon written request from BSCP, Client will provide samples and standards of each Product.

         (h)      Indemnification.

                  (i) Client hereby holds harmless and indemnifies BSCP, its employees, officers, directors, shareholders, agents, and affiliates from and against any and all claims, losses, liabilities, lawsuits, proceedings, costs, and expenses, including, without limitation, reasonable attorneys fees, and the cost of recalls (collectively, "Claims") resulting from, arising out of, or in connection with, the Product, including without limitation, Claims based on negligence, warranty, strict liability, or any other theory of product liability or violation of any applicable laws or regulations, except to the extent that such injuries or violations were the result of BSCP's failure to discharge its obligations materially in accordance with this Agreement.

                  (ii) BSCP hereby holds harmless and indemnifies Client, its employees, officers, directors, shareholders, agents, and affiliates from and against any and all Claims resulting from, arising out of, or in connection

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with, BSCP's failure to discharge its obligations materially in accordance with this Agreement.

                  (iii) Upon receipt by a party entitled to indemnification hereunder (an "Indemnified Party") of any notice of any Claim for which the other party hereto (an "Indemnifying Party") is liable to provide indemnification hereunder (an "Indemnifying Party"), the Indemnified Party will give the Indemnifying Party written notice of the same if the Indemnified Party intends to make a Claim against the Indemnifying Party under this Agreement; provided, however, that the failure to provide such notice will not relieve the Indemnifying Party from any liability to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party's failure to provide such notice. The Indemnifying Party will have the right, at its option and expense, to assume the defense or pursuit of any Claim for which the Indemnifying Party has indemnified the Indemnified Party under this Agreement for any actual losses, liabilities, damages, charges, liens, deficiencies or expenses of any nature (including, without limitation, reasonable attorneys' fees)(collectively, "Losses") incurred in connection with such Claim or defense. The Indemnified Party will have the right to approve (which approval will not be withheld, delayed or conditioned unreasonably) counsel selected by the Indemnifying Party in the event the Indemnifying Party assumes the defense of such Claim. If the Indemnifying Party has assumed the pursuit or defense of a Claim, the Indemnified Party will have the right to participate and assist at its own expense in the pursuit or defense of such Claim and to employ its own counsel in connection therewith. The Indemnifying Party will not be liable to the Indemnified Party for the fees, costs or expenses of the Indemnified Party's counsel or other expenses incurred by the Indemnified Party in connection with participation in or the pursuit or defense of such a Claim after the Indemnifying Party assumes such pursuit or defense. Notwithstanding the foregoing, in the event that the Indemnified Party, at the request of the Indemnifying Party, incurs costs associated with investigation of a Claim or preparation of a defense of a Claim, the Indemnifying Party will be liable for and pay to the Indemnified Party all such costs as are reasonable. The Indemnifying Party will not have the right to assume the pursuit or defense of any Claim if, in the reasonable judgment of the Indemnified Party, the Indemnified Party determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of legal defenses that are different from or in addition to or inconsistent with the defenses available to the Indemnifying Party. In such an event, the Indemnified Party will have the right to retain its own counsel in connection with such Claim and will be indemnified by the Indemnifying Party for any and all Losses incurred in connection with investigating or defending such Claim; provided, however, that in no event will the Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one Claim, or in connection with separate but similar or related Claims arising out of the same general allegation, in the same jurisdiction. The Indemnifying Party will not be liable with respect to any Loss arising out of or resulting from a compromise or settlement of any Claim for which it has an indemnification obligation to the Indemnified Party without its expressed written consent, which consent will not be withheld, delayed or conditioned unreasonably.

         (i) Limitation of Liability. Subject to the provisions of Paragraph 5(b) hereof, Client hereby agrees that to the fullest extent permitted by law, BSCP's liability to Client for any and all injuries, claims, losses, expenses,

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or damages, whatsoever, arising out of or in any way related to BSCP's production of each Product hereunder from any cause or causes, including, but not limited to, negligence, errors, omissions or strict liability, and including, but not limited to, the events covered by Paragraph 5(f) hereof, shall not exceed the total charges paid by Client to BSCP hereunder with respect to such Product. To the extent that this clause conflicts with any other clause in this Agreement, this clause shall take precedence over such conflicting clause. If applicable law prevents enforcement of this clause, then this clause shall be deemed modified to provide the maximum protection to BSCP as is allowable under applicable law.

         (j)  Storage.


              (i) Prior to the Commencement Date. Client shall not deliver any Materials or other Client property to the Facility prior to 30 days before each applicable Commencement Date. Any such Materials, equipment or other property delivered to the Facility prior to such date may be accepted by BSCP for storage, in its sole discretion, and if so accepted, shall be subject to a storage charge payable by Client to BSCP from the period of acceptance until 30 days prior to the applicable Commencement Date, in accordance with BSCP's storage rates and procedures, as set forth on Schedule E-( ) attached hereto, as amended from time to time.


              (ii) Storage After Completion of the Production Term. Any Product, Materials, Equipment or other Client property that remain at the Facility after completion of the applicable Production Term (the date of such completion being called, the "Completion Date") may be stored by BSCP at the Facility upon Client's request, without cost, for up to 30 days after notice of disposition has been delivered to Client. If Client has not responded prior to the expiration of such 30-day period, BSCP may, in its sole discretion, continue to store such Product, Materials and other Client property at the Facility or elsewhere, in which event Client shall pay to BSCP a storage charge, in accordance with BSCP's storage rates and procedures as set forth on Schedule E-( ) attached hereto, as amended from time to time, for the period beginning on the 11th day after the notice of disposition through the date that the storage terminates. If Product, Materials, Equipment or Client property remain at the Facility for a period of less than 30 days, no cost shall be incurred by the Client.

              (iii) Storage During the Production Term. In the event that Client wishes to end a Campaign, with the intent to begin a subsequent Campaign, Client can opt to store any Product, materials, equipment or other Client property in the Production Area subject to the Monthly Fee, or opt to remove Product, materials, equipment, or other Client property from the Production Area. Client is financially responsible for storage of any Product, materials, equipment or other Client property in accordance with BSCP's storage rates and procedures as set forth on Schedule E-( ) attached hereto, as amended from time to time.

     6. Confidential Information. All confidential information communicated by Client to BSCP, including the Production Record (collectively, "Client Confidential Information"), shall remain the exclusive property of Client, and shall be held in confidence by BSCP. Client shall not disclose to any third party confidential information regarding the Facility or the identity of any other BSCP client using the Facility, or information regarding such other client's product, processes or operations at the Facility (collectively, "BSCP Confidential Information"). In addition, Client Confidential Information and

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BSCP Confidential Information (collectively "Confidential Information") shall not include information that:


         (a)  at the time of disclosure is in the public domain;

         (b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the disclosing party;

         (c) at the time of disclosure is already in the disclosing party's possession, and such prior possession can be properly demonstrated by the disclosing party;

         (d) the disclosing party receives in good faith from any third party independent of the non-disclosing party, where the disclosing party has no knowledge of said third party obtaining said information by any wrongful means; or


         (e)  is   required, in the reasonable and unqualified opinion of the disclosing party's legal counsel, to be disclosed by operation of the law or the requirement of a governmental agency, provided that:

                    (i) the disclosing party shall have promptly notified the other party prior to such disclosure and the disclosing party shall have been given the opportunity to oppose such disclosure by the disclosing party, by seeking a protective order or other appropriate remedy,

                    (ii) the  disclosing  party shall disclose only that portion of Confidential Information legally required to be disclosed, and

                    (iii)the  disclosing  party  will  exercise  all  reasonable efforts to maintain the confidential treatment of Confidential Information.


      The terms of this Agreement, any Schedule hereto, and the transactions contemplated hereby and thereby shall not be disclosed by BSCP or Client to any third party without the prior written consent of the other party.

      7. Security Procedures. Client Personnel authorized to have access to the Facility shall abide by the security procedures established by BSCP from time to time. Client shall be liable for any breaches of security by Client Personnel. In addition, Client shall reimburse BSCP for the cost of any lost security cards issued to Client Personnel, at the rate of $50 per security card. All Client Personnel shall agree, in writing, to abide by BSCP policies and standard operating procedures established by BSCP from time to time.

      8. Representations and Warranties .

         (a) Client represents and warrants to BSCP that, to the best of its knowledge, (i) it has the requisite intellectual property rights to each Product and the methods required to produce it in accordance with the Production Record, and (ii) the production by BSCP of each Product, employing the materials, the

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production equipment and in accordance with the procedures set forth in the
Production Record and the Operating Documents, will not give rise to a potential cause of action by a third party against BSCP for infringement or another violation of intellectual property rights. Such representation and warranty shall not apply to the production equipment supplied by BSCP.

         (b) BSCP represents and warrants to Client that, to the best of its knowledge, (i) it has the requisite intellectual property rights in its equipment and facility to be able to perform its obligations hereunder, and (ii) that BSCP's use of its equipment and facility as contemplated in this Agreement will not give rise to a potential cause of action by a third party against Client for infringement or another violation of intellectual property rights.


     9.  Regulatory Inspections

         (a) Client will be notified of all general regulatory GMP inspections and of all Client-specific Product regulatory GMP inspections.

         (b) Client will not be permitted to participate in general regulatory GMP inspections or non-Client specific Product regulatory GMP inspections or teleconferences.

         (c) Two Client representatives will be permitted to participate as part of the inspection team or participate in teleconferences (Client must be at BSCP's facility to participate in teleconferences) related to any inspections addressed to Client and Pre-Approval inspections for Client Product that is manufactured at BSCP's Facility. BSCP will be responsible for managing the inspection and determining the information that will be presented to the regulatory inspector(s) as to Facility issues and manufacturing services performed by BSCP. Client shall be responsible for managing the inspection and determining information that will be presented to the regulatory inspector(s) as to Client Product specific issues and Client Product manufacturing process specific issues.

         (d) In the event that the Facility is shut-down by a governmental agency or due to a violation of a governmental agency regulation and this shut-down prohibits the Facility from being used for the production of the Product, Client is not obligated to pay the Monthly Production Fee during this period.

     10. Miscellaneous.



         (a) No Agency. Neither party hereto is authorized, nor shall undertake, to bind the other party in any way as agent, partner, joint venturer or otherwise, whether in the name of BSCP or Client or otherwise. Neither party hereto shall refer to, display or use the other's name, corporate style, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent provided by the other party. BSCP is an independent contractor of Client, and neither BSCP nor any person or entity employed, contracted, or otherwise utilized by BSCP for any purposes shall be deemed to be an employee, representative or agent of Client.

         (b) Force Majeure. In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, acts of God, acts of governmental officials or agencies, or any other cause beyond the control of BSCP, BSCP shall be excused from performance hereunder for the period or periods of time attributable to such delay. There shall be no increase in compensation as a result of any event of delay under this Paragraph 10(b) or otherwise.

         (c) Condemnation. If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or shall be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing being called a "Condemnation"), Client shall be notified immediately and this Agreement shall terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and Client shall not have any right to the Condemnation proceeds.

         (d) Failure to Comply with Governmental Regulations. In the event that the facility is shut down, by a governmental agency or due to a violation of a governmental agency regulation, and this shut-down prohibits the Facility from being used for the production of the Product, Client is not obligated to pay the Monthly Fee during this period.

         (e) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by fax (with written confirmation of receipt), provided that a copy is mailed by U.S. registered mail, return receipt requested, (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other party):


         If  to BSCP, to:

         Bio Science Contract Production Corp.
         5901 East Lombard Street
         Baltimore, Maryland 21224
         Fax (410) 563-9206
         Attention: Jacques R. Rubin, Chairman & CEO

         If to Client, to:


         Cel-Sci Corporation
         8229 Boone Boulevard, Suite 802

         Vienna, VA 22182
         Fax (703) 506-9471
         Attention:  Geert Kersten, CEO

Any party hereto may change his or its address for notice, by giving notice thereof in the manner herein above provided.

         (f) Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. The "RECITALS", "DEFINITIONS", and Schedules hereto are incorporated herein by reference.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. Except as provided in Paragraph 5(f) hereof, all suits, disputes, actions, and other legal proceedings (collectively, "Suits") related to or arising out of this Agreement, shall be brought in the Federal District Court of the District of Maryland, which shall have the exclusive jurisdiction over such Suits, and to the personal jurisdiction of which BSCP and Client irrevocably submit. Process in any Suit may be served on any party anywhere in the world.

         (h) Counterparts. This Agreement and any Schedule hereto may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (i) Amendments. This Agreement (including any Schedule hereto) may not be amended or modified, and no provisions hereof may be waived, without the prior written consent of the parties hereto.

         (j) Severability. Each provision of this Agreement (and each Schedule hereto) shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement (or any Schedule hereto) shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

         (k) Titles and Subtitles. The titles and subtitles used in this Agreement (including any Schedule hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Schedule hereto).

         (l) Pronouns. Where the context requires, (i) all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context shall include the plural and vice versa.

         (m) Assignment. Neither party hereto shall assign this Agreement (or any Schedule hereto) without the prior written consent of the other party, except that BSCP shall be permitted to assign its rights and obligations hereunder to one or more of its affiliates. Either party shall be permitted to assign this Agreement (or any Schedule hereto) in the event of a merger between one party and a party not bound by this Agreement, with the prior written consent of the other party, which consent shall not be unreasonably withheld.

         (n) No Lease. BSCP and Client agree that this Agreement (including any Schedule hereto) is not a lease and the relationship between them is not that of landlord and tenant and that BSCP retains all rights of control and possession of the Facility, including each applicable Production Area.

         (o) No Waiver. The failure of any party hereto at any time or times to require performance of any provision of this Agreement (including any Schedule hereto) shall in no manner affect its rights at a later time to enforce the same. No waiver by any party hereto of the breach of any term contained in this Agreement (including any Schedule hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement (including any Schedule hereto).

         (p) Waiver of Jury Trial. BSCP and Client hereby waive trial by jury in any suit brought by either of the parties hereto against the other or on any counterclaim in respect thereof on any matters, whatsoever, arising out of, or in any way in connection with, this Agreement (including any Schedule hereto).

         (q) No Presumption Against Drafter. For purposes of this Agreement, Client hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Schedule hereto) be construed against the drafter.

         (r) Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement (including any Schedule hereto).



                      {signatures appear on following page}

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


WITNESS:                            CEL-SCI CORPORATION



By:  /s/ Patricia Prichep             By:  /s/ Geert Kersten
     -----------------------             ---------------------------
         Patricia Prichep                Geert Kersten, CEO



WITNESS:                             BIO SCIENCE CONTRACT PRODUCTION
                                     CORP.


By:  /s/ Shelly Upton                By: /s/ Jacques R. Rubin
     -----------------------             ---------------------------
     Shelly Upton                        Jacques R. Rubin, Chairman and Chief
                                         Executive Officer

                                SCHEDULE A-(_1_)

                                       TO
                              PRODUCTION AGREEMENT

                               PRODUCT DESCRIPTION

Name:  Leukocyte Interleukin, Injection (MultikineTM)
----
Composition and Identification: Leukocyte Interleukin, Injection, is a natural mixture of cytokines, and other biological response modifiers, produced in serum-free, lectin-stimulated, culture of human peripheral blood lymphocytes. The manufacturing intermediate further contains other proteins and peptides of cellular origin. Human Serum Albumin, U.S.P. is added as a carrier/stabilizer. The manufacturing intermediate is provided sterile and pyrogen free, in a 4L sterile polypropylene container or a sterile stainless steel container, for aseptic formulation and fill and finish by a licensed Drug manufacturer.

                       **********************************************

The content of this Schedule A-( 1 ) is agreed to by the parties listed below to that certain Master Production Agreement dated as of June 19th, 2000.

CEL-SCI CORPORATION                       BIO SCIENCE CONTRACT
                                          PRODUCTION CORP.


By:/s/ Geert Kersten                      By: /s/ Jacques Rubin
   ---------------------                      ----------------------
Name:  Geert Kersten                          Name:  Jacques Rubin
Title: CEO                                    Title: Chairman & CEO

                        Date: June 19, 2000

                                SCHEDULE B-(_1_)
                             TO PRODUCTION AGREEMENT

                         PRODUCTION TERM, SUITE AND FEES

                                 PRODUCTION TERM


Commencement Date (the "Commencement Date"): July 1, 2000 .
Termination Date (the "Termination Date"): December31, 2000.
Production Term may be extended continuously, as needed, up to December 31, 2006. During the Production Term, if Client intends to end a Campaign, Client must notify BSCP sixty (60) days in advance. The sixty (60) day notice requirement is waived for the first (1st) Client Campaign. At the end of a Campaign, Client may opt to leave all equipment in the Production Area and be subject to the Monthly Fee or Client may opt to remove all equipment from the Production Area and be subject to the Monthly Fee until all Client equipment is removed from the Facility. In the event that Client decides to remove equipment from the Production Area at the end of a Campaign, equipment may not be returned to the Production Area to begin a subsequent Campaign for a minimum four (4) month period. The minimum four (4) month period starts to run on the date when Client ends a Campaign. In the event that Client wishes to return the equipment to Production Area at the end of the four (4) month period, Client will be subject to the Monthly Fee when the first piece of equipment is returned to the Production Area. In the event that Client wishes to begin a subsequent Campaign, Client must notify BSCP a minimum of one hundred twenty (120) days in advance of the beginning of the month that Client wishes to begin a Campaign. All notice and minimum time period requirements may be waived by mutual agreement of both parties.
Production Area:  Purification Rooms 2 & 3


                                      FEES

Monthly Fee:                                             $ 350,000
                                                           -------

Monthly Fee is subject to 7% increase on January 1st of each year beginning January 1st 2002. Client may terminate this Agreement upon not less than four
(4) months notice to BSCP.
                       **********************************************
The content of this Schedule B-( 1 ) is agreed to by the parties listed below to that certain Master Production Agreement dated as of June 19th, 2000.

CEL-SCI CORPORATION                    BIO SCIENCE CONTRACT PRODUCTION CORP.

By:/s/ Geert Kersten                   By:/s/ Jacques Rubin
   --------------------------             --------------------------
Name:  Geert Kersten                      Name:  Jacques Rubin
Title: CEO                                Title: Chairman & CEO

                          Date: June 19,2000

                                SCHEDULE C-( 1 )
                                       TO
                              PRODUCTION AGREEMENT


                              CLIENT-PROVIDED ITEMS


Other Client-Provided Items, if any, to be mutually agreed upon. See Schedule D-(1).

                       **********************************************

The content of this Schedule C-( 1 ) is agreed to by the parties listed below to that certain Master Production Agreement dated as of June 19th, 2000.

CEL-SCI CORPORATION                       BIO SCIENCE CONTRACT
                                          PRODUCTION CORP.


By:/s/ Geert Kersten                      By:/s/ Jacques Rubin
   -----------------------                   ---------------------------
Name:  Geert Kersten                         Name:  Jacques Rubin
Title: CEO                                   Title: Chairman & CEO

                        Date: June 19,2000

                                SCHEDULE D-( 1 )
                                       TO
                              PRODUCTION AGREEMENT

                          OTHER PRODUCTION REQUIREMENTS

Such rates shall be subject to change from time to time in accordance with written notice provided by BSCP to Client. Labor rate is subject to 7% increase on January 1st of each year beginning January 1st 2002.

PERSONNEL:
- Labor is not provided in the Monthly Fee. BSCP will provide labor at the rate of $75.00 per hour.
- BSCP will designate a supervisor(s), at the labor rate specified above, to support Client in conformance to BSCP policies regarding cGMP facility and safety issues. BSCP supervisor will also serve as a liason between the Client's management team and BSCP. Client personnel will be under the direct supervision of Client's management team during the Production Term. The BSCP supervisor will prevail with respect to cGMP facility and safety issues.
- Client will be responsible for having a senior Quality Assurance representative on-site, during all Campaigns.

HAZARDOUS WASTES AND SUBSTANCES:

         Type                 Amount            Charge for Disposal

     Medical Waste               N/A*                         N/A*

- Hazardous waste generated during a production campaign will be handled by the Client in a manner compatible with clean room operations. Client personnel will remove this waste from the Production Area at the end of each workday. Client personnel will be responsible for complete removal of the waste from the Facility. Client personnel are responsible for handling the waste in accordance with BFI (or other accredited hazardous waste removal contractor) guidelines.

     *Disposal of medical waste will be the sole financial responsibility of Client. If Client does not meet this obligation, hazardous waste will be disposed of by BSCP and expenses associated with disposal will be the responsibility of the Client.

RAW MATERIALS:

- BSCP will be responsible for purchasing raw materials, components, and supplies used in the production of the Product. The only exceptions are those raw materials which require a proprietary test panel. These exceptions will be enumerated by the Client in a memorandum of understanding, and will be considered "pre-released" by the Client. BSCP will jointly prepare with Client, a SOP to deal specifically with

         "pre-released" items. That SOP will list the items covered, storage, sampling, testing, and release requirements. Sampling, testing and release of items that are not "pre-released" will be coordinated through BSCP.
- Raw materials, components, and supplies will be stored at BSCP on a Campaign basis.
- Raw materials, components, and supplies will be stored at BSCP pursuant to BSCP
         Standard Operating Procedures ("SOP's"). SOP's will define storage location(s) and environmental conditions.
- Raw materials, components, and supplies will be labeled with both a BSCP Part Number and a Client Part Number. BSCP will be responsible for providing Client with a list that relates the two part numbers associated with each raw material, component, or supply.
- BSCP will be responsible for writing raw material specifications in its own format. These specifications will be substantively consistent with Client's raw material specifications in all instances. Client must authorize all exceptions to substantive consistency in writing.
- Client will be responsible for notifying BSCP immediately of changes to raw material specifications.
- BSCP will be responsible for notifying Client immediately of any excursions for raw material testing that is outside of the specified range(s).
- BSCP will be responsible for auditing contract laboratories, except where the contractor is also a raw material supplier. If the contractor is a raw material supplier, Client will provide audit services. BSCP and Client will provide each other with a schedule of audit activities, and either party may join an audit of the other party at its own discretion. Audit reports prepared by BSCP will be distributed to Client immediately upon release, and audit reports prepared by Client will be distributed to BSCP immediately upon release. Client will be responsible for all costs, including but not limited to, labor hours and travel expenses, involved in BSCP audits of contract laboratories.

In Process/Product Materials:


- BSCP will be responsible for coordinating the collection and testing of in-process samples. BSCP will be responsible for the dissemination of the resulting test reports (and all applicable paperwork) to the Client immediately upon receipt. Client will be responsible for reviewing the resulting test reports and providing BSCP with a determination of the Client review.

- BSCP will be responsible for shipping samples of raw materials and in-process samples, pursuant to agreed programs between BSCP and the Client.

FACILITY/EQUIPMENT:

- BSCP will be responsible for maintaining a schedule for preventive maintenance, and for coordinating preventive maintenance, for all equipment utilized in the manufacture of the Product.

- Client will be responsible for the purchase of all new equipment to be utilized in the Production Area, including but not limited to, storage racks and tables.
- Client will be responsible for providing equipment manuals to BSCP for all equipment used in the manufacture of the Product.
- Client will be responsible for providing BSCP with a weekly production schedule.
- BSCP will be responsible for installing a pass-through between purification suites 2
         & 3, an air-curtain in purification suite 3, and to upgrade the electrical service, all as specifically approved by the Client.
- Client will be responsible for technology transfer bearing upon the washing and packaging of components in preparation for steam sterilization.
- BSCP will identify each piece of Client specific equipment and maintain equipment history files.
- Client will be responsible for ensuring that equipment used for the Product will be certified as decontaminated by the State of Maryland and/or a Federally Accredited Contractor prior to transfer to BSCP. Equipment logs for each piece of equipment transferred to BSCP must accompany the equipment.
- BSCP will be responsible for providing access to two (2) Class 10,000 clean rooms (namely purification rooms 2 & 3).
-        Production of the Product will be the sole responsibility of Client.
- BSCP will schedule Client's wash prep and autoclave needs based on the weekly production schedule provided by the Client. BSCP will provide trained personnel for the wash prep and autoclaving of Client's goods using validated autoclave load configurations during a Campaign.
- BSCP will be responsible for providing a dedicated office for use by the Client's Quality Assurance representative and the Client's Senior Director of Manufacturing. BSCP will provide a second office to accommodate up to eight (8) Client personnel. Both offices will have electrical outlets and be equipped with desks, chairs, and storage cabinets. Client personnel will have access to BSCP Lunch/Break room and shower and washroom facilities.
- Equipment performance monitoring, as designated by Client, will be the responsibility of BSCP. Initially, monitoring will be manually executed by BSCP personnel once per shift, until an electronic monitoring system can be identified and evaluated. A final decision and implementation of an automatic monitoring system (e.g. Rees System or equivalent) will be completed within 4 months of the commencement of this contract.
- BSCP will be responsible for installation of Client's manufacturing equipment. In general, BSCP will perform the IQ/OQ and calibrate the manufacturing equipment. Manufacturing Process Validation (PQ) exercises for equipment that is utilized directly in the manufacture of the Product, will be carried out by the Client, at its discretion. A list of equipment installation exercises, equipment validations, and manufacturing process validations will be prepared jointly by BSCP and the Client. The responsible party will be designated within this list.
- BSCP will be responsible for the preparation of autoclave validation protocols. Only client-specific validation load pattern configurations will be subject to the approval of the Client. BSCP will be responsible for executing the subject validations in conformance with the approved protocol, and for reducing the resulting data and preparing a report of these exercises.

- Client may identify suitably qualified contractors to assist with equipment installation in and removal from the Production Area. BSCP has the sole discretion to determine if the identified contractors are suitably qualified. Contractors will be subject to the direction of BSCP personnel regarding scheduling and facility policies. Client will be responsible for all costs (including hourly labor rate) associated with the supply of contractors. BSCP recognizes Client's interest in temporal efficiency during equipment installation in and removal from the Production Area.


DOCUMENTATION:

-        Original copies of Client documentation required by regulation (FDC
         Act) to be held for a specified period by BSCP will be held as "company confidential." BSCP will abide by the terms of the contract for document confidentiality, subsequent to termination. All original copies of documentation, excluding documents that relate to BSCP equipment, will be returned to the client upon expiration of the relevant period of mandatory hold. BSCP retains right to keep copies of all documentation.
- BSCP will be responsible for the reproduction and distribution of the Client Production Record, upon receipt of a written request by one of the client's authorized representatives.
- Client's Senior Director of Manufacturing will have the sole responsibility for assigning Product Batch Numbers and Lot Numbers.
- Client will be solely responsible for review and approval of executed Production Records.
- Client's Quality Assurance Department will be responsible for the release of the Product intermediates and final Product.
- Issuance of variance, deviation, indicent, and I-CAR reports specific to production of the Product will be the responsibility of the Client; however, reports bearing upon environmental conditions (i.e particulate counts, personnel monitoring etc.) and other facility matters will be issued by BSCP.
- BSCP and Client will independently archive a copy of the released Production Record. BSCP will provide Client with a complete copy of the released Production Record, at the request of Client's authorized representatives.
- Client representatives authorized to request a copy of any section of the Production Record are Manufacturing Supervisor, Senior Director of Manufacturing, Senior Vice-President of Research & Manufacturing, Senior Director of Quality Assurance, Consultant for Quality Assurance & Regulatory Affairs, and the Chief Executive Officer of Client's Corporation. No other persons are so authorized.
- Client will be able upon request to review all facility/utility/equipment validation, that supports Client's process, previously conducted by BSCP and as needed in the future, under the terms of this Agreement.
- Originals of validation documents and all other protocols or documents developed jointly by BSCP and the Client, specifically for Client equipment, will be the sole property of the Client. BSCP retains the right to keep a copy of the validation documents and all other protocols or documents developed jointly by BSCP and the Client, specifically for Client equipment. All validation documents and all other protocols or documents developed for BSCP equipment are the sole property of BSCP.
- The preparation of equipment validation protocols, including Sterilizer validation protocols, will be the responsibility of BSCP. Responsibility for execution of validation experimental protocols, for the accumulation of resulting raw data, and for the reduction of raw data, will be the responsibility of BSCP. The authorization of validation reports will be the responsibility of BSCP. Only client-specific validation load pattern configurations will be subject to the approval of the Client.
- All BSCP documents are confidential. Only those documents that pertain to the Client can be freely viewed by Client employees.

LABELING:

- Client will be solely responsible for the text, purchase, receipt, and approval of all Product labeling. Approved labeling will be transferred to BSCP for storage as an inventory item. Client will be responsible for requesting labels from inventory, issuance, label control and reconciliation of all labels. BSCP name will not appear on labels.

TRAINING:

- BSCP will be responsible for providing training to Client personnel with regard to relevant BSCP corporate, safety, facility and cGMP policies, as appropriate.
- BSCP will provide training to Client personnel in gowning and all other BSCP procedures that pertain to Client operations within BSCP.

MISCELLANEOUS:

-        BSCP will provide disposable gowning materials for Client personnel.
         Client will be financially responsible for disposable gowning materials.
- Other issues that have not been dealt within this Agreement will be addressed by an addendum to the Agreement between Client and BSCP.
- BSCP will provide Client with additional Product production time, without charging Client a Monthly Fee, equal to the actual time lost if a Product production process fails or is aborted as the result of a failure of the BSCP plant including utilities or a critical error by a BSCP representative.
- BSCP will provide cleaning services (for the floor, walls, and exterior of equipment) for the two clean rooms. All trash removal in clean rooms is the responsibility of the Client. Cleaning services (for the floors and trash removal) for the Client offices will be available at Client request only during occupation of the Client offices by Client personnel.

                       **********************************************

The content of this Schedule D-( 1 ) is agreed to by the parties listed below to that certain Master Production Agreement dated as of June 19th, 2000.

CEL-SCI CORPORATION                       BIO SCIENCE CONTRACT
                                          PRODUCTION CORP.


By:/s/ Geert Kersten                      By:/s/ Jacques Rubin
   -----------------------                   ---------------------------
Name:  Geert Kersten                         Name:  Jacques Rubin
Title: CEO                                   Title: Chairman & CEO
                        Date: June 19, 2000

                                SCHEDULE E-( 1 )
                                       TO
                              PRODUCTION AGREEMENT

                      MONTHLY STORAGE RATES AND PROCEDURES

Monthly Storage Charge:

     $7.50 per square foot for Room Temperature Storage

     $12.00 per cubic foot for Refrigerated Storage

     $15.00 per cubic foot for Freezer Storage

Minimum Storage Charge:

     $750 for Room Temperature Storage

     $1,200 for Refrigerated Storage

     $1,500 for Freezer Storage

Procedure:

Client will not ship any materials, equipment or supplies to BSCP without the prior written approval of BSCP.


                       **********************************************

The content of this Schedule E-( 1 ) is agreed to by the parties listed below to that certain Master Production Agreement dated as of June 19th, 2000.

CEL-SCI CORPORATION                       BIO SCIENCE CONTRACT
                                          PRODUCTION CORP.


By: /s/ Geert Kersten                     By: /s/ Jacques Rubin
    -------------------------                 -------------------------
Name:   Geert Kersten                         Name:  Jacques Rubin
Title:  CEO                                   Title: Chairman & CEO

Date: June 19, 2000